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                                                                    Exhibit 21.0


                         Subsidiaries of the Registrant

        1.     Touche Manufacturing Company, a California corporation.

        2.     Touche Electronics, Inc., a California corporation.

        3.     Enterprise Industries, Inc., a California corporation.

        4.     Trinity Electronics, Inc., a California corporation.

        5.     Try-Die Incorporated, a California corporation.